EXHIBIT 19

INSIDER TRADING POLICY AND PROCEDURES

POLICY:  All insider trading transactions must comply with the following procedures in order to comply with securities laws as defined by the Securities Exchange Commission.

PURPOSE: To outline guidelines and procedures as it relates to insider trading.

SCOPE: These procedures apply to all employees and their immediate families who are privy to undisclosed company information.

POLICY:

1.0

INSIDER TRADING DEFINITION: An "insider" may be an officer, director, employee or beneficial owner (holder of 10% of more) of a company’s stock who knows material information regarding the Company that has not been fully disclosed to the public.

2.0	DISCLOSURES: Insiders may be both individuals and corporations, and are required to report their:

●	Direct Holdings - holdings that are held in the name of the insider; and
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Indirect Holdings - holdings that are controlled by the insider, yet are held by another entity such as a family member, a trust, a company plan, or even a corporation to which the insider is affiliated.

The following forms must be submitted to the Securities Exchange Commission in regards to insider ownership of stock and trading of such stock:

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Initial Statement of Ownership (Form 3) - This form is filed only once by an insider, for each company that the insider is affiliated with. It is must be filed within ten (10) days of the company going public, and/or within 10 days of an insider being appointed an executive officer or director. Additionally, the Form 3 is filed for anyone attaining a 10% or more holding of the outstanding shares of a security under the Securities Act of 1934.

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Statement of Changes in Beneficial Ownership (Form 4) - The Form 4 is required any time there is an open market purchase, sale, or an exercise of options. It must be filed by the 2nd business day following the transaction and contain the details of all non-exempt transactions.

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Annual Statement of Changes in Beneficial Ownership (Form 5) - This form is required to be filed annually for those insiders who have had exempt transactions and had not reported them previously on a Form 4. It must be filed within 45 days after the close of the issuer's fiscal year to disclose transactions exempt from prior reporting, as well as transactions that should have been reported previously, but were not. A Form 5 is also required if an insider has retired or exited from the company.  Once an insider retires/exits, he/she is required to report his transactions for only the next six (6) months.

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Intention to Sell Restricted Stocks (Form 144) - Form 144s must be filed as notice of the proposed sale of restricted securities. Restricted securities are those that are acquired directly or indirectly from an issuer or an affiliate in a transaction (or chain of transactions) not involving a public offering. The following must be considered as to whether a Form 144 must be filed for proposed insider trades:

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The filing of Form 144 is not required in any case where the amount of stock to be sold during any three (3) month period does not exceed 500 shares and the aggregate sale value does not exceed $10,000.

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If the seller does not sell all the stock covered by the form within 90 days after the filing, the filing process must be repeated before the commencement of further sales, except in cases where the passage of time has extended the seller's holding period.

3.0	PROHIBITED ACTIVITY:
3.1	Tipping Non-Insiders - The person who trades or "tips" information violates the law if he has a fiduciary duty or other relationship of trust and confidence not to use the information.

3.2

Utilization of Insider Information for Benefit - Trading is also prohibited when a person who receives information through a confidential relationship uses ("misappropriates") the information for his or her own trading or tips to others.

3.3

Controlling Persons - Under the Insider Trading and Securities Fraud Enforcement Act of 1988, corporations, brokerage firms or other "controlling persons" who supervise a person who violates the insider trading rules may also be liable. A "controlling person" can be penalized if he knew or recklessly disregarded the fact that the controlled person was likely to engage in insider trading and failed to take steps to prevent it.

4.0	CRIMINAL ACTION:
4.1

Insiders may be subject to criminal prosecution and/or civil liability for trading (purchase or sale) in Company stock when they know material information concerning the Company that has not been fully disclosed to the public. Criminal prosecution for insider trading can and often does result in prison sentences for the violator. Civil action may be brought by private plaintiffs or the Securities and Exchange Commission ("SEC"); the SEC is authorized by statute to seek a penalty in such actions of the profits made or losses avoided by the violator. Finally, in addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an insider, plus collect other damages.